EXHIBIT 3.1(d)

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOXWARE, INC.

The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation (the "Certificate") of Voxware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:     The name of the Corporation is Voxware, Inc. (the "Corporation").

SECOND:        The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003. A certificate of Amendment was filed on December 30, 2003.

THIRD:    That the first paragraph of Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

"The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,365,000,000 shares. The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 1,500,000,000 shares, and the par value of each of the shares of Common Stock is one tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is 865,000,000 shares, and the par value of each of the shares of Preferred Stock is one tenth of one cent ($.001). A total of 816,949,489 shares of Preferred Stock, par value $.001 per share, shall be designated the "Series D Convertible Preferred Stock" and a total of 48,050,511 shares of Preferred Stock shall be undesignated as to series."

FOURTH:         That paragraph A of Article FOURTH of the Certificate is hereby deleted in its entirety.

FIFTH:              That paragraph B.5.N of Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

"Definition of Common Stock. As used in this paragraph B.5, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series D Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph B.5G."

SIXTH:    That paragraph B.6(a) of Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

"The term "Conversion Date" shall mean, for any conversion pursuant to paragraph B.5A, the date specified in the notice of conversion received by the Corporation, or if no date is specified therein, the date such notice of conversion is delivered (by fax or otherwise) to the Corporation; provided, however, that the Conversion Date shall not be prior to the date of delivery of the applicable notice of conversion and any notice of conversion delivered to the Corporation on a day which is not a business day shall be deemed delivered as of the next following business day."

SEVENTH:  That paragraph C.1 of Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

"Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock."

EIGHTH:          Except as expressly amended herein, all other provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003 and as amended on December 30, 2003, shall remain in full force and effect.

NINTH:    That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 29th day of November, 2004.

By:	/s/ Thomas J. Drury, Jr.
Thomas J. Drury, Jr., President
and Chief Executive Officer